UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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YARDVILLE NATIONAL BANCORP

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2465 Kuser Road

Hamilton, New Jersey 08690

April 25, 2006

Dear Fellow YNB Shareholders:

With your company’s May 3rd Annual Meeting of Shareholders rapidly approaching, we strongly urge you to support the re-election of YNB directors Samuel D. Marrazzo, Louis R. Matlack,

and George D. Muller by signing, dating and returning the company’s enclosed “BLUE PROXY”

card today.

FOCUS ON THE FACTS:

FACT:	YNB’s Board of Directors and management team have delivered a 533% total return to shareholders over the past ten years, representing an average annual return of approximately 20%.

FACT:	YNB has paid a cash dividend for 49 consecutive quarters, including nearly

$5 million in 2005.

FACT:	Since becoming a publicly-traded company in 1995, YNB has grown from seven locations in Mercer County to 28 branches in seven counties located in New Jersey and Pennsylvania. The Board has approved 11 more locations in existing and contiguous markets.

FACT:	YNB’s total assets have increased more than sevenfold over the past ten years to nearly $3 billion from $400 million, while our deposits have increased from $300 million to almost $2 billion in the same period.

FACT:	Leading independent proxy advisory firm Institutional Shareholder Services (ISS)

has recommended that YNB shareholders vote FOR the company’s director nominees,

noting that:

•	“The company’s performance is strong and management’s plan appears to be working.”*
•	The current board already has the relevant experience to carry out management’s plan and has shown that the plan is working.” *

•	In reviewing the dissident slate and its plan if elected, there is no strong evidence to suggest that the election of the dissident nominees is warranted at this time.” *

* Permission to use quotations was neither sought nor obtained

“MANAGEMENT HAS TAKEN THE NECESSARY STEPS TO ADDRESS

THE OCC CONCERNS” ...(ISS REPORT)*

For the past 18 months, we have been focused on growing YNB, building our infrastructure and adding depth of management to support that growth. The agreement YNB reached on August 31, 2005 with the Office of the Comptroller of the Currency (OCC), the bank’s primary regulator, recommended certain actions—many of which were already in process—to further improve our operations. While the

OCC does not permit us to discuss specifics of our regular examinations, we are pleased to share with you the following steps YNB has taken during the past year and a half:

•	We have added three independent directors with financial or banking expertise to our Board of

Directors:

–	George D. Muller, the former chairman of Flemington National Bank & Trust, and also one of

YNB’s three directors up for re-election at the upcoming Annual Meeting

–	James E. Bartolomei, a CPA and a managing partner of Bartolomei Pucciarelli, LLC, an accounting firm, and

–	Robert L. Workman, a CPA and owner and a senior partner of Workman & Skertic, an accounting firm

Both Mr. Bartolomei and Mr. Workman were added to the YNB Audit Committee.

•	We have strengthened our credit and risk assessment procedures in keeping with our larger size.
•	We have enhanced our senior management structure with several key additions and realigned responsibilities to better reflect the needs of our larger, more complex organization.

•	We have increased our solid capital base and exceed regulatory capital ratios.

YNB’S BOARD AND MANAGEMENT HAVE A STRATEGIC GROWTH PLAN

WHILE THE DISSIDENT GROUP DOES NOT

In contrast to your Board and management team, we believe the dissident shareholder group led by Larry Seidman has offered no strategic growth plan for YNB and no new ideas. We strongly believe that the dissident group is merely looking to fulfill its own self-serving, short-term interests at the expense of building long-term value for all YNB shareholders.

* Permission to use quotations was neither sought nor obtained

But don’t just take our word for it. In a recent article that appeared in the Trenton Times on Sunday,

April 16, 2006, Seidman was described as follows:

•	“Typically, he accumulates major stakes in small banks, wages proxy fights to get onto their boards of directors, and then pressures management to sell.” *

•	Seidman is “a corporate raider who has forced more than 10 banks to sell themselves to larger rivals since 1995.”*

We believe that electing the dissident’s slate could interrupt the implementation of our strategic plan and negatively impact shareholder value. We do not believe that a forced sale, such as the dissident seems to advocate, would produce as great a level of shareholder value as the continued

execution of our strategic plan. Moreover, uncertainty caused by the dissident’s intent to put the company up for sale could cause customers to defect and make it more difficult to attract new customers. His interference could also impede our efforts to attract and retain talented employees in key positions. We strongly believe that a forced sale of YNB, as the dissident group seems to propose, is the WRONG path to creating long-term shareholder value.

WITH YOUR SUPPORT, YNB’S BOARD AND MANAGEMENT CAN

CONTINUE TO BUILD VALUE FOR ALL SHAREHOLDERS

VOTE YNB’S “BLUE PROXY” TODAY

Your Board asks that you support your Board and management team by voting FOR YNB’s incumbent directors, Samuel D. Marrazzo, Louis R. Matlack and George D. Muller, on the enclosed

“BLUE PROXY” CARD today. Your vote is extremely important, no matter how many or how few shares you own. If you have any questions or need any assistance in voting your shares, please do not hesitate to contact our proxy solicitor, Georgeson Shareholder Services, at 1-800-509-1393.

Thank you very much for your continued support.

On behalf of the Board of Directors,

Jay G. Destribats

Chairman

* Permission to use quotations was neither sought nor obtained

YOUR VOTE IS IMPORTANT!

1.	To vote FOR your Company’s nominees, you MUST execute a “BLUE PROXY”

CARD.

2.	The Board of Directors urges you to DISCARD the white proxy card you may have received from the dissident group. A “WITHHOLD AUTHORITY” vote on their white proxy card is NOT a vote for your Board’s nominees.

3.	If you voted on a white proxy card but wish to SUPPORT YOUR COMPANY’S

NOMINEES, please sign, date, and mail the enclosed “BLUE PROXY” CARD in the postage-paid envelope provided as soon as possible.

4.	Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

5.	If any of your shares are held in the name of a bank, broker or other nominee, contact the party responsible for your account if necessary and direct them to vote your shares FOR YOUR COMPANY’S NOMINEES.

If you have questions or need assistance in voting your shares, please call

17 State Street, 10th Floor

New York, NY 10004

Toll Free (800) 509-1393

Banks and Brokerage Firms please call collect

(212) 440-9800